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                                                                    Exhibit 10.1

                          EDUCATION REALTY TRUST, INC.
                           INCENTIVE COMPENSATION PLAN
                             FOR EXECUTIVE OFFICERS

EDR's Compensation Philosophy: EDR seeks to attract and retain the highest quality workforce at all levels. EDR's compensation programs provide a mix of salary and incentives appropriate to each area of responsibility and each employee's level of expertise and contribution. Compensation levels must be competitive in the marketplace and commensurate with peer group companies. Performance incentives are based on individual achievement as measured at the business unit level and company wide. Awards will consist of an evaluation of operating metrics against plan and a formal evaluation of the individual in areas of results-based goals, shared values and leadership competencies.

The annual Incentive Compensation Plan is designed to motivate employees to achieve departmental and corporate performance objectives, yet be simple to administer, easy to understand, a measurement of performance and controllable to a large extent by the participant. Key features are:

         o Bonus targets are established as a percentage of salary.

         o There are two distinct components, each worth 50% of the target bonus:

                  1. Pretax Net Operating Income

                  2. Individual achievement of predetermined objectives

                           1. PRETAX NET OPERATING INCOME:

                                          PRETAX NOI
                              THRESHOLD            TARGET          MAXIMUM
                              ---------            ------          -------
                                 80%                100%             120%

                                          BONUS RANGE
                              THRESHOLD            TARGET         MAXIMUM
                              ---------            ------          -------
                                 25%                 50%             75%

                           Performance below 80% of target Pretax NOI results in no bonus being paid for this component of the plan.

                           2. INDIVIDUAL OBJECTIVE ACHIEVEMENT:

                                       INDIVIDUAL OBJECTIVES
                              THRESHOLD            TARGET         MAXIMUM
                              ---------            ------          -------
                              LESS THAN 50%         50%              50%

                           Key MBO type statements, numbering no more than 3-4, are written at the beginning of each fiscal year. There is no upside potential, however there is a downside for individuals who achieve less than 100% of their objectives, as rated by their supervisor. An achievement rating of 0% to 100% will be applied to the target bonus to determine the award for individual achievement.

The organization's reward philosophy is targeted toward the long-term, therefore there will be only one payout per year, in March following the close of the fiscal year. The base pay of record at the end of the fiscal year will be the basis for determining the bonus target in that fiscal year. Proration for a partial year is acceptable for new hires but not for those who terminate prior to the end of the measurement period.